Exhibit 99.1

KOHL'S CORPORATION ANNOUNCES BOARD CHANGES

MENOMONEE FALLS, Wis., February 23, 2006 — Kohl's Corporation (NYSE: KSS) today announced that Stephen E. Watson has joined its board of directors, effective February 22, 2006.  Watson has more than 30 years of experience in the retail industry, 23 of which were with Target Corporation, where he retired in 1996 as president and chairman, and chief executive officer of the Department Store Division.  He also served as president and chief executive officer of Gander Mountain from 1997 to 2002.

Mr. Watson was elected to a two-year term, and will be eligible for re-election by Kohl’s shareholders at the 2008 annual meeting.  Watson will initially serve on the Governance & Nominating Committee and the Audit Committee.

Larry Montgomery, Kohl's chairman and chief executive officer, said, "We are delighted to have Steve Watson join our board of directors.  His deep understanding of retail operations and his experience in managing a high-growth business will be invaluable as Kohl’s continues to execute its growth strategies."

Watson will replace Judith A. Sprieser, who resigned from the board of directors, effective February 22, 2006, to devote more time to her other business interests. Sprieser joined the Board in 2003, and served on the Governance & Nominating Committee and the Audit Committee.

Based in Menomonee Falls, Wis., Kohl’s is a family-focused, value-oriented specialty department store offering moderately priced national and exclusive brand apparel, shoes, accessories, home and beauty products in an exciting shopping environment. Kohl’s operates 732 stores in 41 states. For a list of store locations and information, or for the added convenience of shopping online, visit Kohl’s Web site at www.kohls.com.

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Investor Relations Contact:
Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:
Vicki Shamion, Vice President of Public Relations, (262) 703-1464